www.genpt.com

News Release

November 15, 2021

FOR IMMEDIATE RELEASE

Genuine Parts Company Declares Regular Quarterly Dividend
ATLANTA – Genuine Parts Company (NYSE: GPC) announced today its Board of Directors declared a regular quarterly cash dividend of eighty-one and one-half cents ($0.815) per share on the Company’s common stock.

The dividend is payable January 4, 2022 to shareholders of record December 3, 2021.

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom, Ireland, Germany, Poland, the Netherlands and Belgium. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the Company serves its global customers from an extensive network of more than 10,000 locations in 15 countries. Genuine Parts Company had 2020 revenues of $16.5 billion. Further information is available at www.genpt.com.

Investor contact:	Media contact:
Sid Jones 678.934.5628	Heather Ross 678.934.5220
Senior Vice President, Investor Relations	Senior Director, Strategic Communications

Source: Genuine Parts Company